Exhibit 99.5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Sonnet BioTherapeutics, Inc. (“Sonnet Sub”) and Chanticleer Holdings, Inc. (“Chanticleer”) entered into an Agreement and Plan of Merger dated October 10, 2019 (the “Merger Agreement”), by and among the Company, Sonnet Sub and Biosub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), as amended by Amendment No. 1 entered into as of February 7, 2020 (the “First Amendment”) (the Merger Agreement, as amended by the First Amendment, the “Amended Merger Agreement”) as approved on March 18, 2019, pursuant to which Merger Sub merged with and into Sonnet Sub, with Sonnet Sub surviving as a wholly-owned subsidiary of the Company (the “Merger”).

Following shareholder approval on March 18, 2018, but prior to the Merger, Sonnet Sub consummated a reverse stock split of its issued and outstanding common stock (the “Common Stock”) in a ratio of 1 for 26. All pro forma numbers and per share amounts of Common Stock have been retroactively restated to reflect the reverse split. On April 1, 2020, in connection with the Merger, the Company changed its name from Chanticleer Holdings, Inc. to Sonnet BioTherapeutics Holdings, Inc.

The following selected unaudited pro forma condensed combined financial data gives effect to (i) Sonnet’s acquisition of Relief, (ii) the reverse recapitalization discussed below, (iii) the Pre-Merger Financing, and (iv) proceeds from Sonnet Sub’s Pre-Closing Private Placement Transactions (collectively, the “Pro Forma Events”).

The merger is accounted for as a reverse recapitalization under U.S. GAAP because Chanticleer had nominal operations and assets at the time of the Merger. Sonnet was determined to be the accounting acquirer based upon the terms of the merger and other factors including: (i) Sonnet Stockholders own approximately 92% of the Fully Diluted Common Stock (ii) Sonnet Sub hold all of the board seats of the combined company and (iii) Sonnet Sub’s management will hold all key positions in the management of the combined company.

The unaudited pro forma condensed combined balance sheet data assume that the Pro Forma Events took place on December 31, 2019 and combines the Sonnet Sub, Relief and Chanticleer historical balance sheets at December 31, 2019. The unaudited pro forma condensed combined statements of operations data assume that the Pro Forma Events took place as of October 1, 2018, and combines the historical results of Sonnet Sub for the year ended September 30, 2019 and the historical results of, Relief and Chanticleer for year ended December 31, 2019. The historical financial statements of Sonnet are provided in Exhibits 99.2 and 99.3. The historical financial statements of Relief are provided in Exhibit 99.4. The historical financial statements of Chanticleer are included in the Chanticleer report 10-K filed with the SEC on March 19, 2020. These financial statements have been adjusted to give pro forma effect to events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Relief reports on a calendar year and has a different year end than Sonnet.

A twelve-month statement of operations for the period ended September 30, 2019 was derived as follows:

Relief unaudited statement of operations for the nine months ended September 30, 2019

Plus Relief audited statement of operations for the year ended December 31, 2018

Less Relief unaudited statement of operations for the nine months ended September 30, 2018

A three-month statement of operations for the period ended December 31, 2019 was derived as follows:

Relief audited statement of operations for the year ended December 31, 2019

Less Relief unaudited statement of operations for the nine months ended September 30, 2019

The unaudited pro forma condensed combined financial statements are based on the assumptions and adjustments that are described in the accompanying notes. The unaudited pro forma condensed combined financial statements and pro forma adjustments have been prepared based on preliminary estimates of fair value of assets acquired and liabilities assumed. A final determination of these estimated fair values will be based on the actual net tangible assets of Relief that exist as of the date of completion of the transaction. Differences between these preliminary estimates and the final fair value of assets and liabilities acquired may occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined organization’s future results of operations and financial position.

The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the acquisition. The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had the recapitalization have occurred and Sonnet been a combined organization during the specified period. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the separate Sonnet, Relief and Chanticleer historical financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2019

(In thousands)

	Sonnet BioTherapeutics, Inc.	Relief Therapeutics SA	Pro Forma Adjustments	Notes	Pro Forma Sonnet BioTherapeutics, Inc.	Reverse Recapitalization	Notes	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$889	$9	$1,355	A	$2,253	$9,000	E	$11,253
Related party receivable	—	1,027	—		1,027	—		1,027
Prepaid expenses and other current assets	20	27	—		47	—		47
Total current assets	909	1,063	1,355		3,327	9,000		12,327
Property and equipment	$48	$—	—		48	$—		48
Total assets	$957	$1,063	$1,355		$3,375	$9,000		$12,375
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Related-party notes	$1	$—	$—		$1	$—		$1
Accounts payable	3,207	56	(56)	D	3,207	—		3,207
Other accrued expenses	148	142	—		290	1,042	F	1,332
Related party payable	—	14	—		14	—		14
Total current liabilities	3,356	212	(56)		3,512	1,042		4,554
Defined benefit obligation	—	138	(138)	C	—	—		—
Total liabilities	3,356	350	(194)		3,512	1,042		4,554
Stockholders’ equity (deficit):
Common stock	12,510	212	16,980	A,B	29,702	(29,701)	G	1
Additional paid-in capital	—	607	(607)	B	—	42,701	G	42,701
Accumulated deficit	(14,909)	(106)	(14,824)	B	(29,839)	(5,042)	G	(34,881)
Total stockholders’ equity (deficit)	(2,399)	713	1,549		(137)	7,958		7,821
Total liabilities and stockholders’ equity	$957	$1,063	$1,355		$3,375	$9,000		$12,375

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended December 31, 2019

(In thousands, except share and per share data)

	Sonnet BioTherapeutics, Inc.	Relief Therapeutics SA	Pro Forma Adjustments	Notes	Pro Forma Combined
Costs and expenses:
Research and development	$1,408	$10	$—		$1,418
Selling, general and administrative	1,061	112	(231)	H	942
Total costs and expenses	2,469	122	(231)		2,360
Loss from operations	(2,469)	(122)	231		(2,360)
Other income (expense)	—	133	—		133
Total other income (expenses)	—	133	—		133
(Loss) income before taxes	(2,469)	11	231		(2,227)
Income tax expense	—	(10)	—		(10)
Net (loss) income	$(2,469)	$1	$231		$(2,237)

Net loss per share, basic and diluted	$(1.22)				$(0.25)
Weighted average common shares outstanding, basic and diluted	2,018,095			J,K	9,105,218

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended September 30, 2019

(In thousands, except share and per share data)

	Sonnet BioTherapeutics, Inc.	Relief Therapeutics SA	Pro Forma Adjustments	Notes	Pro Forma Combined
Costs and expenses:
Research and development	$2,199	$68	$—		$2,267
Selling, general and administrative	2,509	81	(177)	H	2,413
Depreciation and amortization	—	3	(3)	I	—
Total costs and expenses	4,708	152	(180)		4,680
Loss from operations	(4,708)	(152)	180		(4,680)
Interest expense	(163)	—	—		(163)
Other income (expense)	—	1,379	—		1,379
Total other income (expenses)	(163)	1,379	—		1,216
Net loss	$(4,871)	$1,227	$180		$(3,464)

Net loss per share, basic and diluted	$(2.52)				$(0.38)
Weighted average common shares outstanding, basic and diluted	1,931,396			J,K	9,001,825

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

(1)	Description of Transactions

Merger

Sonnet BioTherapeutics, Inc. (“Sonnet Sub”) and Chanticleer Holdings, Inc. (“Chanticleer”) entered into an Agreement and Plan of Merger dated October 10, 2019 (the “Merger Agreement”), by and among the Company, Sonnet Sub and Biosub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), as amended by Amendment No. 1 thereto made and entered into as of February 7, 2020 (the “First Amendment”) (the Merger Agreement, as amended by the First Amendment, the “Amended Merger Agreement”) as approved on March 18, 2019, pursuant to which Merger Sub merged with and into Sonnet Sub, with Sonnet Sub surviving as a wholly-owned subsidiary of the Company (the “Merger”).

In connection with, and immediately prior to the completion of, the Merger, the Company effected a reverse stock split of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a ratio of 1-for-26 (the “Reverse Stock Split”). Immediately after completion of the Merger, the Company changed its name to “Sonnet BioTherapeutics Holdings, Inc.,” focused on advancing Sonnet Sub’s pipeline of oncology candidates and the strategic expansion of Sonnet Sub’s technology platform into other human diseases. Additionally, as part of the transaction, on April 1, 2020, the Company spun-off its restaurant operations into a newly-created wholly-owned subsidiary, Amergent Hospitality Group, Inc. (the “Spin-Off Entity” or “Amergent”), the equity of which was distributed out to the stockholders of the Company as of the close of business on March 26, 2020.

Under the terms of the Amended Merger Agreement, the Company issued shares of Common Stock to Sonnet Sub’s stockholders at an exchange ratio (the “Exchange Ratio”) of approximately 0.106572 shares of Common Stock, after taking into account the Reverse Stock Split (2.770872 prior to the reverse split), for each share of Sonnet Sub’s common stock outstanding immediately prior to the Merger. The Company also assumed all outstanding and unexercised warrants to purchase shares of Sonnet Sub’s common stock, and in connection with the Merger they were converted into warrants (the “Converted Warrants”) to purchase Common Stock, with the number of shares subject to such warrants, and the exercise price, being appropriately adjusted to reflect the Exchange Ratio. As a result, immediately following the Merger, there were outstanding Converted Warrants to purchase an aggregate of approximately 106,000 shares of Common Stock, all with terms of three years from their respective dates of issuance, between October 2019 and February 2020, and with an exercise price of $29.32 per share.

Immediately following the Merger, former stockholders and warrant holders of Sonnet Sub own, or hold rights to acquire, in aggregate, approximately 92% of the Fully Diluted Common Stock and the Company’s stockholders and warrant holders immediately prior to the Merger own or hold the right to own approximately 6% of the Fully-Diluted Common Stock and the Spin-Off Entity holds a warrant to purchase 2% of the the number of shares of issued and outstanding Common Stock. The Spin-Off Entity warrant holders cannot exercise the warrant until 180 days after the closing date.

Pre-Merger Financing

On February 7, 2020, Sonnet and Chanticleer entered into a securities purchase agreement (the “Securities Purchase Agreement”), with certain accredited investors (the “Investors”) pursuant to which, among other things, Sonnet Sub agreed to issue to the Investors shares of Sonnet Common Stock immediately prior to the merger and Chanticleer agreed to issue to the Investors warrants to purchase shares of Chanticleer Common Stock on the tenth trading day following the consummation of the merger in a private placement transaction for an aggregate purchase price of approximately $19 million which is comprised of a $4 million credit to Chardan Capital Markets, LLC (“Chardan”), in lieu of certain transaction fees otherwise owed to Chardan by Sonnet Sub, and $15 million in cash from the other Investors.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Acquisition of Relief

In connection with and prior to the Merger, on April 1, 2020, Sonnet Sub completed its acquisition of the global development rights for Atexakin Alfa from Relief Therapeutics Holding SA (“Relief Holding”) through its acquisition of Relief Holding’s wholly-owned subsidiary, Relief Therapeutics SA (“Relief”), in exchange for the issuance to Relief Holding of shares of Sonnet Sub common stock that converted into an aggregate of 757,935 shares of Common Stock in the Merger.

The Share Exchange Agreement with Relief is accounted for as an asset acquisition as substantially all of the fair value of the gross assets acquired is concentrated Relief’s atexakin alfa asset. The closing occurred immediately prior to the Merger.

(2)	Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the SEC. The unaudited pro forma condensed combined balance sheet as of December 31, 2019 is presented as if the Pro Forma Events had been completed on December 31, 2019. The unaudited pro forma condensed combined statement of operations for the year ended September 30, 2019 and three months ended December 31, 2019 assumes that the Pro Forma Events occurred on October 1,

The historical financial information of Relief was prepared in accordance with IFRS and presented in Swiss francs. The historical financial information was translated from Swiss francs to U.S. dollars using an average exchange rate of 1.00 CHF to $1.01 for the twelve months ended September 30, 2019 and the three months ended December 31, 2019. The spot exchange rate of 1.00 CHF to $1.02 as of December 31, 2019. There were no adjustments to convert Reliefs financial information from IFRS to U.S. GAAP.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

For accounting purposes, Sonnet is considered to be the acquiring company and the merger will be accounted for as a reverse recapitalization of Chanticleer by Sonnet because on the merger date, Chanticleer will have nominal assets and operations as a result of the Disposition.

Under reverse recapitalization accounting, the assets and liabilities, if any, of Chanticleer would be recorded, as of the completion of the merger, at their book value because of the short-term nature of the instruments. No goodwill or intangible assets will be recognized and any excess consideration transferred over the value of the net assets, if any, of Chanticleer following determination of the actual purchase consideration for Chanticleer will be reflected as a reduction to equity. Consequently, the combined financial statements of Sonnet reflect the operations of Sonnet, the acquirer for accounting purposes, together with a deemed issuance of shares, equivalent to the shares held by the former stockholders of Chanticleer, the legal acquirer, and a recapitalization of the equity of the accounting acquirer. The historical financial statements of Chanticleer are included in the Chanticleer report 10-K filed with the SEC on March 19, 2020 have been adjusted to give pro forma effect to events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

To the extent there are significant changes to the business following completion of the merger, the assumptions and estimates set forth in the unaudited pro forma condensed combined financial statements could change significantly. Accordingly, the pro forma adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following the completion of the merger. There can be no assurances that these additional analyses will not result in material changes to the estimates of fair value.

(3)	Pro Forma Adjustments

A.	Reflects $1.4 million in proceeds from Pre-Closing Private Placement Transactions.

B.	Reflects accounting for the acquisition of Relief as an asset acquisition and expensing the fair value allocated to the atexakin program as in-process research and development since Sonnet Sub determined the asset has no alternative future use without further development and regulatory approval.

C.	Reflects elimination of Swiss pension not assumed from the Relief acquisition.

D.	Reflects the settlement of IP maintenance fees in connection with the acquisition of Relief.

E.	Reflects (i) $15.0 million in proceeds from the Pre-Merger Financing, and (ii) $(6) million payment of Payoff Amount upon consummation of the Merger.

F.	Reflects accrued expenses as result of the Disposition and accrual of transaction costs in connection with the Merger.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

G.	To record (i) sale of Sonnet Sub common stock, in connection with the Pre-Merger Financing, (ii) issuance of common stock and warrants including the conversion of Series 2 Preferred Stock issued pursuant to the Bridge Financing to Chanticleer and disbursement of Payoff Amount in connection with the reverse recapitalization, (iii) transaction costs associated with the Merger, (iv) issuance of common stock to financial adviser upon consummation of the Merger and (v) Exchange Ratio adjustment to Sonnet Sub’s common stock outstanding.

	Common Stock		Additional Paid-In	Accumulated other Comprehensive	Accumulated	Total Stockholders’
(amounts in thousands)	Shares	Amount	Capital	Income	Deficit	Equity
Sale of common stock in connection with Pre-Merger Financing	611,978	2	14,998	—	—	15,000
Issuance of common stock and warrants to Chanticleer including the conversion of Series 2 Preferred Stock issued pursuant to the Bridge Financing and disbursement of Payoff Amount in connection with the reverse recapitalization	549,721	—	(6,000)	—	—	(6,000)
To record transaction costs	—	—	—	—	(1,042)	(1,042)
Issuance of common stock to financial adviser upon consummation of Merger	163,194	—	4,000	—	(4,000)	—
Exchange ratio adjustment to Sonnet Sub’s common stock outstanding	5,854,369	(29,703)	29,703	—	—	—
Pro forma adjustment	7,179,262	$(29,701)	$42,701	$—	$(5,042)	$7,958

H.	Reflects elimination of transaction costs recorded in historical period that will not have a continuing impact on the pro forma statement of operations.

I.	Reflects elimination of the historical Relief depreciation expense in the historical period that will not have a continuing impact on the pro forma statement of operations.

J.	The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma net loss for the three months ended December 31, 2019 and the year ended September 30, 2019. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to reflect the estimated total number of shares of common stock of the combined company that would be outstanding as of the acquisition of Relief. The following table sets forth the calculation of the pro forma weighted average number of common shares outstanding – basic and diluted prior to the application of the exchange ratio.

	Three Months Ended December 31, 2019	Year Ended September 30, 2019
Historical Sonnet Sub weighted average shares outstanding	2,018,095	1,931,396
Shares issued to Relief shareholders upon consummation of acquisition	273,536	273,536
Pro forma weighted average shares outstanding	2,291,631	2,204,932

K.	The pro forma combined basic and diluted net loss per share have been adjusted to reflect the pro forma net loss the three months ended December 31, 2019 and the year ended September 30, 2019. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to reflect the estimated total number of shares of common stock of the combined company that would be outstanding as of the closing of the merger. The following table sets forth the calculation of the pro forma weighted average number of common shares outstanding – basic and diluted.

	Three Months Ended December 31, 2019	Year Months Ended September 30, 2019
Effect of applying the 2.77088 exchange ratio to historical reverse-splitt effected Sonnet Sub’s weighted average shares outstanding	5,591,893	5,351,662
Shares issued to Relief shareholders upon consummation of acquisition	757,935	757,935
Shares issued in connection with Pre-Merger Financing	1,695,717	1,695,717
Shares issued in connection with Pre-Closing Private Placement Transactions	57,762	194,600
Shares issued to Chanticleer shareholders upon consummation of Merger	549,720	549,720
Shares issued to financial adviser upon consummation of Merger	452,191	452,191
Pro forma weighted average shares outstanding	9,105,218	9,001,825